Exhibit 3.49

[notarial seal]

No. 73,707

Book 2031

At México, Federal District, on December 8, 2000, before me, Lic. José Ignacio Sentíes Laborde, holder of Notarial Office No. 104, “SPUNTECH FABRICS INC.” and “INTERTAPE POLYMER INC.,” both represented by Lic. José David Enríquez Rosas, hereby constitute a VARIABLE CAPITAL CORPORATION (SOCIEDAD ANONIMA DE CAPITAL VARIABLE – S.A. DE C.V.), pursuant to the following terms:

BACKGROUND

I. For purposes of these proceedings, the party making an appearance shows me a license from the Ministry of Foreign Affairs issued on November 24, 2000, which I attach as a page of text to the appendix of this instrument under the letter “A” and which I copy as follows: At the top left corner a seal with the National Coat of Arms stating: “MINISTRY OF FOREIGN AFFAIRS.- MEXICO”.- At the top right margin: LICENSE 09058891.- FILE 0009058891.- PAGE 34972”.- At the center: “In consideration of the request made by C. EDGAR MAYORGA COMPEAN, this Ministry grants a license for the constitution of a variable capital Corporation under the name INTERTAPE WOVEN PRODUCTS SERVICES SA DE CV. Such license shall be subject to the inclusion in the bylaws of the Corporation to be constituted, of a clause relating to the exclusion of foreigners or the stipulation provided under section I of Constitutional Article I, pursuant to the provisions of articles 15 of the Foreign Investments Law and 14 of the Rules for the Law on Foreign Investments and the National Registry for Foreign Investments. The interested party shall give notice of the use of this license to the Ministry of Foreign Affairs within six months following its issuance, pursuant to the provisions of Article 18 of the Rules applicable to the Law on Foreign Investments and the National Registry for Foreign Investments. The above is being communicated based on articles: 27, section I of the Political Constitution of the Mexican United States; 28, section V of the Organic Law of the Federal Public Administration; 15 of the Foreign Investments Law, and 13, 14 and 18 of the Rules applicable to the Law on Foreign Investments and the National Registry for Foreign Investments. This license shall be rendered ineffective if within 90 business days following the date of its issuance, the interested parties fail to execute the appropriate instrument for the constitution of the Corporation to which it relates before a notary public, pursuant to the provisions of article 17 of the Rules applicable to the Law on Foreign Investments and the National Registry for Foreign Investments; likewise, it is issued without prejudice to the provisions of article 91 of the Industrial Property Law. TLATELOLCO, D.F., November 24, 2000. EFFECTIVE SUFFRAGE. NO REELECTION. THE DIRECTOR OF LICENSES ART. 27 CONST. LIC. JOSE FRANCISCO CAMPOS GARCIA ZEPEDA”.- Signed.- Seal stating: “FOREIGN AFFAIRS MINISTRY.- GENERAL DIVISION FOR JURIDICAL MATTERS.- 019350.- P.A.-1”

II. Pursuant to the provisions of Article 27 of the Federal Tax Code and Rule 2.3.16 of the Miscellaneous Fiscal Resolution for the year 2000, the appearing party states under penalty of perjury that his represented shall submit the list of shareholders residing out of the country to which the above Article refers, no later than March 31, 2001, and I shall, accordingly, notify the Ministry of Finance and Public Credit.

Having stated as above, I grant the following

CLAUSES

FIRST. The appearing party constitutes a Variable Capital Corporation, pursuant to the Laws of the Mexican United States currently in force and effect, more particularly in accordance with the provisions of Chapters V and VIII of the General Law of Commercial Corporations, the organization and operation of which shall be governed by the articles of the following:

BYLAWS

FIRST CHAPTER

I. TRADE NAME

FIRST. The appearing party, on behalf of his represented, hereby constitutes a Variable Capital Corporation, having Mexican nationality, which shall be denominated INTERTAPE WOVEN PRODUCTS SERVICES. Such denomination shall be followed by the words SOCIEDAD ANONIMA DE CAPITAL VARIABLE, or their abbreviation S.A. de C.V.

II. PURPOSE

SECOND. The purpose of the Corporation shall be:

(a) To provide any type of service to other corporations or organizations.

(b) To purchase properties, assets and any type of goods required for the performance of the corporate purpose.

(c) To establish offices, agencies, subsidiaries or branches of the above Corporation in the Mexican Republic or abroad.

(d) To purchase and dispose of any type of securities or interests in other Corporations or associations, whether civil or commercial, consistent with the purpose of this Corporation.

(e) To purchase, use, lease, pledge, mortgage, transfer and dispose of any goods, real property, tantibles or intangibles, in accordance with the needs of the Corporation, prior authorization granted by the Ministry of Foreign Affairs as required, or by any other authority, as the case may be.

(f) To represent or be represented by any type of Corporation or individual within or without the Mexican Republic, such as agents, intermediaries, factors, commission agents, representatives, independent sales representatives or attorney.

(g) To grant and to apply for secured or unsecured loans, without limitation as to amount, and to issue, accept, endorse or execute promissory notes, bills of exchange, letters of credit, debentures, bonds or any other credit instrument representing a liability, or documents and proofs of indebtedness, executory or non-executory, and to guarantee payment of same, as well as payment of the resulting interest, by means of a security, mortgage, pledge, sale or assignment in trust, of portion or the total of the Corporation’s assets, or otherwise, and to guarantee or endorse the third-party obligations, whether involving natural persons, financial corporations or entities, by means of a bond, mortgage, pledge or otherwise; additionally, the Corporation may grant any type of guarantees, bonds and collaterals to third parties.

(h) To execute, perform and award contracts of any nature and description to any person, firm, association, Corporation, municipality, state, political entity or any government or agency, in order to carry out the corporate purpose of the Corporation.

(i) To execute, perform and award contracts for the distribution of any type of products, articles or services, with any person, firm, association or financial entity, Mexican or foreign, whether the Corporation may act as the distributor or whether any person may distribute its merchandise, products or goods.

(j) To sell, lease, grant, transfer, rent, mortgage or pledge in any manner any goods acquired or in use by the Corporation.

(k) To purchase, own, utilize, sell, assign, lease, grant licenses with respect to mortgages or to dispose in any manner of patents registered in the Mexican Republic or in any other country, as well as of any patent rights, permits and privileges, improvements and processes, literary work, inventions, trademarks, copyrights and trade names which may be required or may be advisable for the performance of the corporate purpose of the Corporation.

(l) To render or receive any type of services related to the corporate purpose of the Corporation from natural or juridical persons, financial corporations or entities.

(m) To dispose of the business, goods, assets and operations of the Corporation, totally or partially,.

(n) In general, to perform and carry out any other business or activity related to the above and to enjoy and exercise any authority granted by the laws of the Mexican Republic, and to perform the corporate purpose mentioned above to the extent allowed any natural or juridical person.

III. DOMICILE AND DURATION

THIRD. The domicile of the Corporation is hereby established at PIEDRAS NEGRAS, COAHUILA, without prejudice for the Corporation to establish agencies or branches or to designate other domiciles anywhere within or without the Mexican Republic. For purposes of jurisdiction and venue, the parties shall submit themselves to the jurisdiction of the Courts of this site.

FOURTH. The Corporation shall have a duration of NINETY NINE YEARS from the date of its constitution.

SECOND CHAPTER

CAPITAL

FIFTH. The capital stock shall be variable, with a set minimum of $50,000 M.N. (FIFTY THOUSAND PESOS, NATIONAL CURRENCY), and an unlimited maximum, represented by free subscription no par value nominative shares. The minimum set capital is fully paid and subscribed.

SIXTH. The variable portion of the capital stock shall be liable of being increased by subsequent contributions or by the admission of new partners, or of being decreased due to partial or total withdrawal of such contributions, without any formalities other than those provided by Chapter 8 of the General Law of Commercial Corporations.

SEVENTH. In the event of a capital increase, the holders of current stock shall have preference in the subscription of the new shares, making use of such right pursuant to the terms of Article 132 of the above legislation.

Any increases or decreases of the variable portion of the capital shall be determined by a regular general meeting, which shall establish the manner of and terms and conditions for the corresponding issuance or withdrawal of shares. The Corporation is prohibited from making an announcement as to any capital stock for which an increase has been authorized, without making an announcement at the same time as to the minimum capital. Any time an increase or decrease is agreed upon, it shall be recorded in the Registry Book kept by the Corporation.

EIGHTH. For purposes of the transfer of shares, the following is hereby provided:

(a) Shareholders shall have stock subscription rights to purchase same.

(b) Shareholders may propose new purchasers; however, the Meeting reserves the right of admission.

(c) Any shareholder wishing to transfer any stock shall notify the Secretary of the Board as to the price, in order to make it known to the others by certified mail so that they may be able to exercise their stock subscription rights.

(d) In the event there is more than one interested partner, the shares shall be purchased in proportion to the number of shares each one represents.

(e) In the event no partner exercises his stock subscription rights and the proposed purchasers are not accepted, the offerer shall have the liberty to transfer such stock within 30 days, at a price not lower than the price authorized by the Administrative Board. In the event he does not sell them within the above term, the transfer of same shall be subject to the prior authorization by the Administrative Board or by the Sole Administrator.

(f) No transfer of shares agreed upon by all shareholders shall be made until the above has been performed.

(g) The transfer of shares shall be recorded in the Registry Book kept by the Corporation for such purpose, pursuant to Articles 128 and 129 of the Law of Commercial Corporations.

THIRD CHAPTER

ADMINISTRATION

NINTH. The Corporation’s administration and representation shall be the responsibility of a Sole Administrator or of an Administrative Board.

The meeting may freely agree to the type of corporate administration. Foreigners may participate in the administration in the same proportion agreed upon for the subscription of capital. The Administrative Board shall be composed of at least two (2) members determined by the meeting.

The meeting may likewise appoint an alternate for each of the regular members of the Board, determine the number of managers, general or special agents, and establish their authority. The regular members of the Board or the alternates, as well as the managers and agents, may be shareholders or otherwise.

The Administrative Board shall meet upon notice by the President, the Secretary, the Corporate Comptroller (Comisario), or by the majority of its members, which shall be made by telefax or certified mail. The meetings of the Administrative Board may take place at the main offices or at any other location within or without the Mexican Republic as indicated in the respective notice, which shall be sent at least ten (10) days in advance of the date of the session. A notice shall not be required and the session shall be valid if all the members of the Board or their respective alternates are present.

Pursuant to Article 143 of the Law of Commercial Corporations, any resolutions taken outside of the Board, including any taken outside the corporate offices, in other locations within or without the Mexican Republic, shall have the same validity as if they were taken within a Meeting of the Board, provided they are ratified in writing.

In order for the Administrative Board to meet validly, a quorum of the majority of its members shall be required, and resolutions shall be adopted by the favorable vote of the majority of the members in attendance.

TENTH. The Sole Administrator or the members of the Board shall remain in their positions until other appointments are made and the new appointees take office. They may be reelected one or more times.

The meeting may at any time revoke the appointment of the members of the Board, the alternates, managers and agents.

SCOPE OF THE AUTHORITY FOR THE SOLE

ADMINISTRATOR OR THE ADMINISTRATIVE BOARD

ELEVENTH. Both the Sole Administrator and the Administrative Board shall be in charge of the representation and administration of the Corporation before any natural and juridical persons, administrative, judicial and labor authorities, including any general and special powers required by law, in accordance with the terms of Article 2554 of the Civil Code for the Federal District applicable to local and federal subjects, and their correlatives in the Civil Codes of the Mexican Republic States, relating to lawsuits and collections, administrative proceedings, acts of state, labor proceedings, operation of credit instruments and bank accounts, including, but not limited to, the following:

(a) LAWSUITS AND COLLECTIONS. To exercise any kind of authority and to perform any type of action before any authority, and Mediation and Arbitration Boards; to submit himself/itself to any jurisdiction; to waive rights and relief; to file claims or complaints as plaintiff and to cooperate with the Public Ministry; and to execute any documents as may be required in the exercise of this authority.

(b) ADMINISTRATION. To preserve and to increase the corporate property; to make and to receive payments; to give and to receive under lease and commodatum agreements; to constitute bonds and mortgages on behalf of the Corporation and to cancel them upon extinguishment of the main obligation.

(c) ACTS OF STATE. To purchase and sell real and personal property, rights and securities; to pledge and to commit corporate properties in any manner allowed by Law; to endorse; to give in trust; to assign or purchase properties, in rem and personal rights; to execute credit instruments pursuant to the terms of Article 9 of the General Law for Credit Instruments and Transactions; to enter into contracts and agreements with any authorities or private persons, in the manner and under the terms and method he/it deems appropriate; to contribute goods to other companies, to subscribe stock and participations belonging to other companies; to grant and to execute any public and private documents as may be required.

(d) LABOR ACTS. To designate and remove managers, assistant managers, general and special agents, with the authorities, duties and compensations he/it deems pertinent, to delegate or substitute all or a portion of their authority, preserving their exercise or otherwise and carrying out any necessary revocations.

(e) CREDIT INSTRUMENTS. General Power of Attorney pursuant to the terms of Article 9 of the General Law for Credit Instruments and Transactions, therefore being authorized to: issue, subscribe, draw, accept, guarantee and endorse credit instruments, as well as to perform any of the credit transactions regulated by the above-mentioned law.

(f) BANK ACCOUNTS. Authority to open and operate BANK ACCOUNTS in the name and representation of the Corporation, and to designate the signatories on such accounts.

TWELFTH. The President shall preside over the meetings of the board and the shareholders’ meetings; he shall submit annual financial reports to the shareholders. The Secretary shall authorize certified copies or excerpts of the minutes of the board, the meetings and any other corporate documents.

FOURTH CHAPTER

SHAREHOLDERS’ MEETINGS

THIRTEENTH. The Shareholders’ General Meeting is the Corporation’s highest organism and it may adopt any type of resolutions and designate and revoke the appointment of any official. Its resolutions shall be carried out by the Administrative Board or the individual or individuals expressly designated for such purpose by the Sole Administrator or by the President of the Board.

FOURTEENTH. General meetings of shareholders shall be regular or special.

Special meetings shall convene to discuss any matters related to Art. 182 of the General Law of Commercial Corporations.

Regular meetings shall deal with the matters foreseen by Art. 181 of the same legislation.

Both will take place at the corporate domicile, except in cases involving an act of God or force majeure.

Pursuant to Art. 178 of the General Law of Commercial Corporations, any resolutions taken out of the meeting, including those taken outside of the corporate domicile, in other locations within or without the Mexican Republic, by the unanimous vote of the shareholders representing all the voting shares or special category shares, as the case may be, shall have the same validity they would have if taken at the Shareholders’ Regular or Special Meetings, as long as they are ratified in writing.

FIFTEENTH. A regular meeting shall be called at least once a year, within 4 months following the closing of the fiscal year, at a date to be designated by the Sole Administrator or the Administrative Board. With regard to special meetings, any time the discussion of their subject matter is needed.

SIXTEENTH. All meetings shall be called in accordance with the provisions of Article 183 and related of the Law on the subject matter. The call shall be made by means of a notice published in the Diario Oficial (official journal) or in any newspaper among those having the largest circulation in the Corporation’s domicile, at the Sole Administrator’s or Administrative Board’s discretion, with at least 5 days mediating between the date of publication and the date set for the meeting, in the case of a first notice, and 3 days in the case of a second notice. The notices shall be sent to the shareholders by telefax or by certified mail. During this time, any books and documents relating to the agenda for the meeting shall be made available to the shareholders for their information. The notice shall contain the date, time and place for the meeting, and the agenda shall be signed by the Sole Administrator, the President of the Board or the Secretary; or by the Corporate Comptroller (Comisario) or the Manager, if necessary.

SEVENTEENTH. A notice shall not be necessary when all the shares are represented at the shareholders’ meeting as provided by Art. 188 of the current Law.

EIGHTEENTH. In order for a regular meeting to be deemed legally convened, at least 51% of the capital stock shall be represented therein, and resolutions shall be valid when adopted by 51% of the capital stock.

With regard to special meetings, at the first call or at any subsequent call, at least 75% of the capital stock shall be required to be represented, and resolutions shall be valid when adopted by 51% of the capital stock.

NINETEENTH. The shareholders may be represented at the meetings by a proxy, shareholder or otherwise; it shall be sufficient that representation be conferred by letter of proxy executed before two witnesses, or by telegraphic notice addressed to the Sole Administrator or the Administrative Board.

TWENTIETH. Each share is entitled to one vote at the meetings.

TWENTY-FIRST. The minutes of the meeting shall be kept in the appropriate Book and shall be signed by the President, the Secretary, the Corporate Comptrollers (Comisarios) and Inspectors in attendance and by any shareholders desiring to do so. Any related documents shall be attached to them. If for any reason the minutes cannot be entered in the Book, the same shall be recorded officially before a Notary Public. At all times, the minutes of special meetings shall be formalized and registered in the Commercial Public Registry.

FIFTH CHAPTER

INSPECTION AND SUPERVISION

TWENTY-SECOND. The supervision of the Corporation shall be under the charge of one or more comptrollers (comisarios) designated by the shareholders, who may themselves be shareholders or otherwise, and who shall remain in their position until other appointments are made and the new appointees take office. They may be reelected indefinitely and they shall file a performance bond in the same manner prescribed for the members of the Board. The meeting may appoint alternate comptrollers.

The comptrollers shall have the powers and rights set forth in Article 166 and related of the General Law for Commercial Corporations.

SIXTH CHAPTER

FISCAL TERMS, PROFIT AND LOSS

TWENTY-THIRD. The term of a fiscal year shall be one year. The date of the fiscal year and of the annual balance sheet may be changed prior notice to the tax authorities and without the need to amend the articles of incorporation.

TWENTY-FOURTH. At the end of every fiscal year a balance sheet shall be formulated, which shall be submitted to the immediate regular meeting; the Sole Administrator or the President of the Board shall make it available to the Corporate Comptrollers (Comisarios) at least one month in advance of the date of the meeting so that they may formulate their opinion, together with any supporting documents and a general report of the corporate business or a financial report.

TWENTY-FIFTH. The Administrative Board itself is authorized to determine the compensations and special fees for its members, for each fiscal year and to be charged to corporate expenditures, in addition to the salaries received by them for the performance of their administrative work. Such compensations shall be ratified by the general meeting.

TWENTY-SIXTH. Distribution of profits shall be done only after they are produced by the balance sheet, on the basis that they may never exceed the net amount of those in fact obtained. The dividend for each share shall be paid against the appropriate coupon, unless the Sole Administrator or the President of the Board agrees to such payment by means of another voucher.

TWENTY-SEVENTH. At least 5% of the Corporation’s net profits shall be set aside on a yearly basis for the constitution of the legal reserves, until such fund reaches 20% of the capital stock. The reserves shall be constituted in the same manner whether the capital stock undergoes an increase or a decrease for any reason. The net balance of the profits shall be available to the meeting for distribution by the shareholders in proportion to the number of shares each one represents.

SEVENTH CHAPTER

LIQUIDATION AND DISSOLUTION

TWENTY-EIGHTH. The Corporation shall be dissolved upon conclusion of the term set for its duration or in advance of same in the instances foreseen by Article 229 of the Law, by the agreement of a special meeting of shareholders in that regard. Upon declaring the liquidation, the meeting shall designate one or more liquidators with the same authority as the Sole Administrator or the Administrative Board. Liquidators may be shareholders or otherwise, and their appointments are revocable.

TWENTY-NINTH. The designated liquidators shall perform the liquidation within one year from the date they take office, all in accordance with Article 242 of the above legislation. After payment of the liabilities, the liquidators shall proceed to distribute the balance pursuant to the terms of Article 247 of the Law.

THIRTIETH. The foreign, current or future, shareholders of this Corporation formally agree with the Ministry of Foreign Affairs to consider themselves as locals with respect to the shares they may purchase or they may own, as well as with respect to the properties, rights, concessions, participations or interests this Corporation owns, or of the rights and obligations derived from agreements executed by the Corporation itself with Mexican authorities, and not to invoke, for the same reason, the protection of their governments, under penalty of otherwise losing to the benefit of the Mexican Nation any participations they may have acquired.

SECOND. As it was set forth in the Fifth Article of these Bylaws, the capital stock is variable, with a set minimum of $50,000 Pesos and an unlimited maximum; the fixed capital is represented by 500 no-par-value nominative shares, wholly subscribed and paid as follows:

SHAREHOLDERS	SHARES	CAPITAL
“SPUNTECH FABRICS INC.” 495 SHARES, $49,500 PESOS	495	$49,500.00
“INTERTAPE POLYMER INC.” 5 SHARES, $500 PESOS	5	$500.00
TOTAL: 500 SHARES, $50,000 PESOS	500	$50,000.00

THIRD. The shareholders constituting the Shareholders’ General Regular Meeting agree, pursuant to the terms of Article 10th of these Bylaws, that the Corporation’s administration and representation shall be entrusted to an ADMINISTRATIVE BOARD composed of three members, as follows: JIM BOB CARPENTER, President; CULLEN JONES and SALVADOR VITALE.

FOURTH. RONALD DWAYNE LEWIS is hereby designated as the Corporation’s GENERAL MANAGER. By virtue of his designation, authority is vested upon him pursuant to the following terms:

(a) General power of attorney for litigation and collections pursuant to the first paragraph of Article 2554 of the Civil Code for the Federal District, with the full general and special authority required under Article 2587 of said Civil Code, including, but not limited to: exercising any rights and actions before any Federal, State, Municipal or Federal District authorities, under voluntary, contentious or mixed jurisdiction, as well as to appear before civil, judicial, administrative and labor authorities, such as Mediation and Arbitration Boards, local or federal; to defend lawsuits, to file objections and counterclaims; to become subject to any jurisdiction; to file and answer interrogatories, to challenge judges, magistrates, officials, experts and any party subject to challenge; to file or to abandon any action or appeal, including actions for relief; to submit any type of evidence; to acknowledge signatures and documents, and to reject same and challenge them as false; to settle; to attend meetings and to submit bids, offers and improvements, and to obtain for the Corporation the adjudication of any type of property and the subrogation of rights; to file charges and claims as wronged party and to assist the Public Ministry, by exercising the amplest authority as appropriate.

(b) General Power of Attorney for ADMINISTRATIVE ACTIONS pursuant to the second paragraph of Article 2554 of the Civil Code for the Federal District and its correlatives in the Civil Codes of the Mexican Republic States, subject to the following limitations: the express authorization of the General Meeting of Shareholders or the Administrative Board shall be required to: (1) negotiate or apply for loans; (2) alienate, transfer, sell or mortgage any assets beyond the normal course of the company’s business;

(c) To open and operate bank accounts and Credit Instruments in the name and representation of the Corporation, and to designate the signatories for such accounts or credit instruments.

(d) Authority to delegate such powers or to vest new powers upon any persons at his discretion.

FIFTH. Mr. SALVADOR VALDEZ MEJIA and Mr. STEVEN FRIEDMAN are hereby designated as the Corporation’s agents having the following authority to be exercised individually or jointly pursuant to the terms as stated:

(a) General power of attorney for lawsuits and collections pursuant to the first paragraph of Article 2554 of the Civil Code for the Federal District, with the full general and special authority required pursuant to Article 2587 of said Civil Code, including, but not limited to: exercising any rights and actions before any Federal, State, Municipal or Federal District authorities, under voluntary, contentious or mixed jurisdiction, as well as to appear before civil, judicial, administrative and labor authorities, such as Mediation and Arbitration Boards, local or federal; to defend lawsuits, to file objections and counterclaims; to become subject to any jurisdiction; to file and answer interrogatories, to challenge judges, magistrates, officials, experts and any party subject to challenge; to file or to abandon any action or appeal, including actions for relief; to submit any type of evidence; to acknowledge signatures and documents, and to reject same and challenge them as false; to settle; to attend meetings and to submit bids, offers and improvements, and to obtain for the Corporation the adjudication of any type of property and the subrogation of rights; to file charges and claims as wronged party and to assist the Public Ministry, by exercising the amplest authority as appropriate.

(b) General Power of Attorney for ADMINISTRATIVE ACTIONS pursuant to the second paragraph of Article 2554 of the Civil Code for the Federal District and its correlatives in the Civil Codes of the Mexican Republic States, subject to the following limitations: the express authorization of the General Meeting of Shareholders or the Administrative Board shall be required to: (1) negotiate or apply for loans; (2) alienate, transfer, sell or mortgage any assets beyond the normal course of the company’s business;

(c) To open and operate bank accounts and Credit Instruments in the name and representation of the Corporation, and to designate the signatories for such accounts or credit instruments.

(d) Authority to delegate such powers or to vest new powers upon any persons at their discretion.

SIXTH. The following authority was vested upon Messrs. BILL F. KRYZDA, MARIO TREMBLAY LESSARD, JORGE LEON ORANTES VALLEJO, JULIO FLORES LUNA, FRANCISCO GARCIA NARANJO and JORGE ENRIQUE SANDOVAL VALENCIA, as well as upon Misses LAURA BUENO AVILES and LUZ MARIA CAMACHO MARTINEZ, to be exercised jointly or separately pursuant to the following terms:

(a) General power of attorney for lawsuits and collections pursuant to the first paragraph of Article 2554 of the Civil Code for the Federal District, with the full general and special authority required pursuant to Article 2587 of said Civil Code, including, but not limited to: exercising any rights and actions before any Federal, State, Municipal or Federal District authorities, under voluntary, contentious or mixed jurisdiction, as well as to appear before civil, judicial, administrative and labor authorities, such as Mediation and Arbitration Boards, local or federal; to defend lawsuits, to file objections and counterclaims; to become subject to any jurisdiction; to file and answer interrogatories, to challenge judges, magistrates, officials, experts and any party subject to challenge; to file or to abandon any action or appeal, including actions for relief; to submit any type of evidence; to acknowledge signatures and documents, and to reject same and challenge them as false; to settle; to attend meetings and to submit bids, offers and improvements, and to obtain for the Corporation the adjudication of any type of property and the subrogation of rights; to file charges and claims as wronged party and to assist the Public Ministry, by exercising the amplest authority as appropriate.

(b) General Power of Attorney for ADMINISTRATIVE ACTIONS pursuant to the second paragraph of Article 2554 of the Civil Code for the Federal District and its correlatives in the Civil Codes of the Mexican Republic States, subject to the following limitations: the express authorization of the General Meeting of Shareholders or the Administrative Board shall be required to: (1) negotiate or apply for loans; (2) alienate, transfer, sell or mortgage any assets; (3) grant or operate credit instruments.

(c) Authority to delegate the above powers.

SEVENTH. Mr. AGUSTIN AGUILAR LAURENTS is hereby designated as OWNER COMPTROLLER (Comisario Propietario)] and Mr. FRANCISCO ALVAREZ DEL CAMPO as ALTERNATE COMPTROLLER (Comisario Suplente).

EIGHTH. The designated Members of the Board and the Comptroller have filed performance bonds.

NINTH. The party making an appearance holds the undersigned Notary harmless as to any liability with regard to the recording of the first testimony of this instrument in the Commercial Public Registry of the corporate domicile.

TENTH. The parties executing this instrument shall submit themselves to the courts operating in the Federal District, with regard to any matters relating to the interpretation and performance of this instrument, the cost of which shall be borne by the Corporation itself.

LEGAL CAPACITY

Lic. José David Enríquez Rosas proves his legal capacity as representative of “SPUNTECH FABRICS INC.” and “INTERTAPE POLYMER INC.” with the testimony set forth under instrument No. 73,703, dated December 8, 2000, executed for this record before me, and from such instrument I copy the relevant portions:

“… Lic. José David Enríquez Rosas appears before me to record the special authority granted outside of the country by “SPUNTECH FABRICS INC.” and “INTERTAPE POLYMER INC.” to him and to Messrs. Bill F. Kryzda, Mario Tremblay Lessard and Francisco Garcia Naranjo González and Misses Gisela López García and Luz María Camacho Martínez, in the following terms: I. The party making an appearance shows me 10 pages of text written on their face only, the document is in the English language legalized by the Consul General of Mexico in Montreal, Quebec, Canada, and its translation into Spanish containing the special power of attorney executed by “SPUNTECH FABRICS INC.” I add such document to the file relating to this instrument marked “A” and I hereby transcribe relevant portions of same: “TRANSLATION. PROVINCE OF QUEBEC. CANADA. The undersigned, Michel Poulin, Clerk of the Notarial Chamber of Québec, Canada (Chambre des Notaires du Québec), hereinafter the “Chamber,” such Chamber having main offices in the city of Montreal, organized pursuant to the laws of said Province of Québec, and it being the sole and exclusive Registry Chamber for all the notaries of said Province, and such Chamber having a seal, all of which became effective by virtue of Law 17-18 Isabel II, 1968, chap. 70, amended on July 6, 1973, to make it concordant with the Professional Code (R.S.Q. c.C-26), DO HEREBY CERTIFY that Lic, Marc Daigneault, Notary with offices in Montreal in the Judicial District of Montreal of the above Province, who executed the certificate of proof of acknowledgment on the attached instrument, was as of the date of taking such proof of acknowledgment a Notary and Public Official in office, registered at the Registry of the Order of Notaries for said Province of Québec, that his jurisdiction extends throughout the above-mentioned Province of Québec, and his duties as such are for life; that, therefore, on the date of this instrument he is a person authorized to take and to certify statements under oath (affidavits) and solemn testimony, and to take proof and acknowledgment on any type of deeds and other instruments, and to certify in the capacity as Notary, originals and copies of the same or of any of same, which are required to be recorded in the above Province, all of the above pursuant to, and as required by, such Law of Notaries and the laws of said Province of Québec. AND that, additionally, I have compared the signature “Marc Daigneault, Notary” shown on the above-mentioned instrument with the one stored in the “Registry of Official Notarial Signatures” (such Registry being kept only by me and which continues to be registered only in my office) and, in accordance with the requirements of such Notarial Law and other laws, such signature is the official signature of the above-mentioned individual and the imprint of his official seal stamped on said certificate is likewise authentic. THAT, additionally, in my capacity as Clerk of the above Chamber, as mentioned above, and pursuant to the laws of said Province, I am the only authority authorized to issue this certificate. IN WITNESS WHEREOF I have signed and affixed the offical seal of the above Chamber for Montreal on this 10th day of November, 2000. /signed/ Lic. MICHEL POULIN. Clerk. 46549 POWER OF ATTORNEY. In the City of Montreal, Province of Québec, Canada, on this 13th day of October 2000, before me, Marc Daigneault, Notary Public in and for Québec, personally known to me, appeared Mr. Salvatore Vitale, in his capacity as President of Spuntech Fabrics Inc. (hereinafter, the “Corporation”), a Corporation duly organized and existing pursuant to the Law of Commercial Corporations of Canada. I hereby certify that Mr. Vitale has sufficient legal capacity to act in this matter and that I know him personally, and that he is duly authorized to execute the power of attorney contained in this instrument in representation of the Corporation, by virtue of the authority vested upon him. Pursuant to the authority conferred upon him in these proceedings Mr. Vitale, in representation of the Corporation, grants the following powers in favor of Messrs. Bill F. Kryzda, Mario Tremblay Lessard, Francisco García-Naranjo González, José David Enríquez Rosas, Miss Gisela López García and Miss Luz María Camacho Martínez, jointly or separately: Special power of attorney to act in representation of the Corporation and to participate in the constitution of one or more Corporations in the Mexican United States, under such corporate names as are agreed upon, and to execute the inCorporation instrument and bylaws and any other stipulations required by the Mexican government; to subscribe and pay any shares which are subscribed from the capital stock of the Corporations to be constituted, in the number and in the amounts stipulated upon; and to make an appearance in representation of the Corporation at the Shareholders’ Meeting to be held by the Corporations with the purpose of designating the Administrative Board or the Sole Administrator, the Official, the Corporate Comptrollers (Comisarios) and granting any powers of attorney, as well as to adopt any pertinent resolutions and to give any type of notices to the authorities, and to register the new Corporation with the Federal Registry of Taxpayers and the Registry of Importers. The executing party authorizes the attorneys in fact to delegate any or all of the powers granted by virtue of this instrument. I, the undersigned Notary, certify that I have examined the following documents which have been shown to me by Mr. Vitale, in order to verify the legal existence of the Corporation and his authority to grant this power of attorney: I. Certificate of InCorporation of Spuntech Fabrics Inc., dated December 6, 1988, registered with the Office of Consumer and Corporate Affairs of Canada. II. The bylaws of the Corporation which authorize its officials to grant the power of attorney contained in this instrument. III. The Minutes of the meeting of the Corporation’s shareholders held January 15, 1999, wherein the current Administrative Board was designated. IV. Minutes of the meeting of the Administrative Board of the Corporation held January 15, 1999, wherein Mr. Vitale was designated as President with authority to grant this power of attorney. The undersigned Notary attests as to the following: I. I verified the identity of the individual I know; II. That the party making an appearance has legal capacity to grant this instrument; III. That I read and explained this instrument to the appearing party, who was in agreement with its contents, value and legal scope, and he ratified and signed it accordingly, on the same date. SPUNTECH FABRICS INC. /signed/ Salvatore Vitale. On October 13, 2000, before me, Marc Daigneault, Mr. Salvatore Vitale, personally known by me, acknowledged before me that he executed this instrument in his authorized capacity and that, by means of his signature on the same, the individual or entity in whose representation said appearing party acted, did execute such instrument. IN WITNESS WHEREOF, I have signed and affixed my official seal. /signed/ My commission expires on: for life. Mr. Salvatore Vitale stated under oath that his name is as stated above, that he is a citizen of the city of Kirkland in the Province of Québec, Canada, married, Vice President of Finance of Intertape Polymer Group, born in Montreal, Québec, and residing at 7 Audubon, Kirkland, Québec H9J 3Y6. Signed on (handwritten) October 13, 2000. By: (illegible signature). Witness: Witness: (illegible signature) /signed/ CLAUDE LEBEL. YVONNE E. ROSSEL. Print name. Print name. Signed and sworn to before me. /signed/ (handwriting) Marc Daigneault. Notary Public. N.T. Following is a legalization of the seal and signature of the Notary, Marc Daigneault, issued by the Mexican Foreign Service, Consulate General of Mexico at Montreal, Québec, Canada, No. 243240, dated November 10, 2000, which is not translated since it is in Spanish. MARGARITA HERNANDEZ RIVERA, Expert Translator, authorized by the Superior Court of Justice for the Federal District, by decision published on February 7, 1997 in the Judicial Bulletin, DO STATE FOR THE RECORD that the above 6-page translation from English to Spanish is, in my opinion, true and correct. México, Federal District, on November 21, 2000 …”

II. The party making an appearance shows me 10 pages of text written on their face only, the document is in the English language legalized by the Consul General for Mexico in Montreal, Quebec, Canada, and its translation into Spanish containing the special power of attorney executed by “INTERTAPE POLYMER INC.” I add such document to the file relating to this instrument marked “B” and I hereby transcribe same in its relevant portions: “TRANSLATION. PROVINCE OF QUEBEC. CANADA. The undersigned, Michel Poulin, Clerk of the Notarial Chamber of Québec, Canada (Chambre des Notaires du Québec), hereinafter the “Chamber,” such Chamber having main offices in the city of Montreal, organized pursuant to the laws of said Province of Québec, and it being the sole and exclusive Registry Chamber for all the notaries of said Province, and such Chamber having a seal, all of which became effective by virtue of Law 17-18 Isabel II, 1968, chap. 70, amended on July 6, 1973, to make it concordant with the Professional Code (R.S.Q. c.C-26), DO HEREBY CERTIFY that Lic, Marc Daigneault, Notary with offices in Montreal in the Judicial District of Montreal of the above Province, who executed the certificate of proof of acknowledgment on the attached instrument, was as of the date of taking such proof of acknowledgment a Notary and Public Official in office, registered at the Registry of the Order of Notaries for said Province of Québec, that his jurisdiction extends throughout the above-mentioned Province of Québec, and his duties as such are for life; that, therefore, on the date of this instrument he is a person authorized to take and to certify statements under oath (affidavits) and solemn testimony, and to take proof and acknowledgment on any type of deeds and other instruments, and to certify in the capacity as Notary, originals and copies of the same or of any of same, which are required to be recorded in the above Province, all of the above pursuant to, and as required by, such Law of Notaries and the laws of said Province of Québec. AND that, additionally, I have compared the signature “Marc Daigneault, Notary” shown on the above-mentioned instrument with the one stored in the “Registry of Official Notarial Signatures” (such Registry being kept only by me and which continues to be registered only in my office) and, in accordance with the requirements of such Notarial Law and other laws, such signature is the official signature of the above-mentioned individual and the imprint of his official seal stamped on said certificate is likewise authentic. THAT, additionally, in my capacity as Clerk of the above Chamber, as mentioned above, and pursuant to the laws of said Province, I am the only authority authorized to issue this certificate. IN WITNESS WHEREOF I have signed and affixed the offical seal of the above Chamber for Montreal on this 10th day of November, 2000. /signed/ Lic. MICHEL POULIN. Clerk. 46549 POWER OF ATTORNEY. In the City of Montreal, Province of Québec, Canada, on this 13th day of October 2000, before me, Marc Daigneault, Notary Public in and for Québec, personally known to me, appeared Mr. Salvatore Vitale, in his capacity as President of Spuntech Fabrics Inc. (hereinafter, the “Corporation”), a Corporation duly organized and existing pursuant to the Law of Commercial Corporations of Canada. I hereby certify that Mr. Vitale has sufficient legal capacity to act in this matter and that I know him personally, and that he is duly authorized to execute the power of attorney contained in this instrument in representation of the Corporation, by virtue of the authority vested upon him. Pursuant to the authority conferred upon him in these proceedings Mr. Vitale, in representation of the Corporation, grants the following powers in favor of Messrs. Bill F. Kryzda, Mario Tremblay Lessard, Francisco García-Naranjo González, José David Enríquez Rosas, Miss Gisela López García and Miss Luz María Camacho Martínez, jointly or separately: Special power of attorney to act in representation of the Corporation and to participate in the constitution of one or more Corporations in the Mexican United States, under such corporate names as are agreed upon, and to execute the inCorporation instrument and bylaws and any other stipulations required by the Mexican government; to subscribe and pay any shares which are subscribed from the capital stock of the Corporations to be constituted, in the number and in the amounts stipulated upon; and to make an appearance in representation of the Corporation at the Shareholders’ Meeting to be held by the Corporations with the purpose of designating the Administrative Board or the Sole Administrator, the Official, the Corporate Comptrollers (Comisarios) and granting any powers of attorney, as well as to adopt any pertinent resolution and to give any type of notices to the authorities, and to register the new Corporation with the Federal Registry of Taxpayers and the Registry of Importers. The executing party authorizes the attorneys in fact to delegate any or all of the powers granted by virtue of this instrument. I, the undersigned Notary, certify that I have examined the following documents which have been shown to me by Mr. Vitale, in order to verify the legal existence of the Corporation and his authority to grant this power of attorney: I. Certificate of InCorporation of Intertape Polymer Inc., dated May 30, 1990, registered with the Office of Consumer and Corporate Affairs of Canada. II. The bylaws of the Corporation which authorize its officials to grant the power of attorney contained in this instrument. III. The Minutes of the meeting of the Corporation’s shareholders held January 15, 1999, wherein the current Administrative Board was designated. IV. Minutes of the meeting of the Administrative Board of the Corporation held January 15, 1999, wherein Mr. Vitale was designated as President with authority to grant this power of attorney. The undersigned Notary attests as to the following: I. I verified the identity of the individual I know; II. That the party making an appearance has legal capacity to grant this instrument; III. That I read and explained this instrument to the appearing party, who was in agreement with its contents, value and legal scope, and he ratified and signed it accordingly, on the same date. INTERTAPE POLYMER INC. /signed/ Salvatore Vitale. On October 13, 2000, before me, Marc Daigneault, Mr. Salvatore Vitale, personally known by me, acknowledged before me that he executed this instrument in his authorized capacity and that, by means of his signature on the same, the individual or entity in whose representation said appearing party acted, did execute such instrument. IN WITNESS WHEREOF, I have signed and affixed my official seal. /signed/ My commission expires on: for life. Mr. Salvatore Vitale stated under oath that his name is as stated above, that he is a citizen of the city of Kirkland in the Province of Québec, Canada, married, Vice President of Finance of Intertape Polymer Group, born in Montreal, Québec, and residing at 7 Audubon, Kirkland, Québec H9J 3Y6. Signed on (handwritten) October 13, 2000. By: (illegible signature). Witness: Witness: (illegible signature) /signed/ CLAUDE LEBEL. YVONNE E. ROSSEL. Print name. Print name. Signed and sworn to before me. /signed/ (handwriting) Marc Daigneault. Notary Public. N.T. Following is a legalization of the seal and signature of the Notary, Marc Daigneault, issued by the Mexican Foreign Service, Consulate General of Mexico at Montreal, Québec, Canada, No. 243229, dated November 01, 2000, which is not translated since it is in Spanish. MARGARITA HERNANDEZ RIVERA, Expert Translator, authorized by the Superior Court of Justice for the Federal District, by decision published on February 7, 1997 in the Judicial Bulletin, DO STATE FOR THE RECORD that the above 6-page translation from English to Spanish is, in my opinion, true and correct. México, Federal District, on November 21, 2000 …”

Having stated as above, the following

CLAUSES

are stipulated:

FIRST. In order that they may have the corresponding legal effects, Lic. José David Enríquez Rosas does hereby officially record at this Notarial Office the special powers of attorney granted out of the country by “SPUNTECH FABRICS INC.” and “INTERTAPE POLYMER INC.” in their favor and in favor of Messrs. Bill F. Kryzda, Mario Tremblay Lessard and Francisco García Naranjo González, and Misses Gisela López García and Luz María Camacho Martínez, which have been transcribed and reported, and which are hereby deemed fully reproduced for all legal effects as may be appropriate.

Under penalty of perjury the appearing party states that the authority with which he acts has not been revoked nor modified in any manner whatsoever, and that by way of his personal identification he is Mexican, as are his parents, born in this city on October 10, 1972, single, attorney at law, of this vicinity, residing at Paseo de la Reforma No. 265, Cuauhtémoc Colony and Delegation, and he identifies himself with professional identity card No. 2,806,715 issued on December 22, 1998 by the General Division of Professions of the Ministry of Public Education, a copy of which I add to the file relating to this instrument under letter “B.”

All of which, as it was being inserted and stated, has been conformed with its originals and is true; that the party making an appearance has been duly identified with the document stated in his personal identification and that in my opinion he has legal capacity; that this instrument was fully read to him and I let him know of his right to read it personally, and to have its contents explained by the undersigned Notary; that I explained the contents of this instrument, as well as its value, consequences and legal scope, and informed him of the penalties incurred by those which give false testimony before a Notary, pursuant to the terms of Section XII of Article 102 and Article 165, both of the Notarial Law, as they relate to Article 247 of the Penal Code for the Federal District; that in the proceedings for the signature hereof, I informed the appearing party, pursuant to the terms of paragraph 9 of Article 27 of the Federal Tax Code, that within one month following the date of the signature of this instrument, he shall submit to the undersigned Notary a registration form stamped by the Ministry of Finance and Public Credit corresponding to the registration of the Corporation constituted in the Federal Taxpayer Registry, for purposes of my final authorization of the instrument and that in terms of the above-mentioned paragraph, his failure to do so shall cause the undersigned to notify the above agency accordingly; likewise, I informed the appearing party that he has a deadline of 40 business days from the date of execution of this instrument to register the Corporation with the National Registry of Foreign Investments; that he fully stated his understanding and agreement, by means of his signature on the same day of its execution, that this instrument has been prepared by me, I the Notary do attest. The signature of Lic. José David Enríquez Rosas follows. Before me. José Ignacio Sentíes Laborde. Seal of Authorization.

[Stamp:] I hereby certify that this is a conformed and proof-read copy which I authorize for legal purposes. I attest. [handwriting] [Notarial seals]